Exhibit 99.1

Murphy USA Inc. Reports Fourth Quarter 2013 and Full Year 2013 Results

El Dorado, Arkansas, February 19, 2014 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, announced today financial results for the fourth quarter and year ended December 31, 2013.  Key highlights include:

•	Net income of $93.6 million ($2.00 per diluted share) for Q4 2013 and $235.0 million ($5.02 per diluted share) for the year ended December 31, 2013
•

Completed sale of the Hankinson, North Dakota ethanol plant for $173.1 million that generated gain on sale of $52.5 million ($1.12 per diluted share) for the quarter and year and also had income from Hankinson operations of $11.7 million ($0.25 per diluted share) in the current quarter which are all presented in discontinued operations

•	Adjusted EBITDA from continuing operations for the full year 2013 of $340.1 million compared to $285.0 million in 2012
•

Growth in non-tobacco merchandise sales on an average per store month (APSM) basis of 7.3% for the current quarter and 6.3% YTD with gross margin from non-tobacco merchandise on an APSM basis increasing 10.2% for the current quarter and 3.6% YTD

•	Addition of 18 stores in the quarter and 39 stores in 2013 with an additional five sites opened since year end and 15 sites currently under construction
•	Ended the quarter with $294.7 million in cash and cash equivalents after paying down $80 million in long-term debt.

Three-month results

For the three month period ended December 31, 2013, the Company reported net income of $93.6 million or $2.00 per diluted share on revenues of $4.2 billion.  Net income was $19.1 million, or $0.41 per diluted share, for the comparable period in 2012 on revenues of $4.9 billion.  Average retail fuel prices for the fourth quarter 2013 (including taxes) were $3.11 per gallon versus $3.27 per gallon in the same period of 2012.  Income from continuing operations was $29.5 million or $0.63 per diluted share in Q4 2013 compared to $18.1 million and $0.39 per diluted share in the same period in 2012.   The improved results in continuing operations for the current quarter were primarily driven by increased values received from the sale of Renewable Identification Numbers (RINs) compared to the prior year period and improved results from the Hereford ethanol plant along with no repeat of a prior year asset impairment of the Hereford plant.  Income from discontinued operations contains a gain on sale of the Hankinson plant of $52.5 million ($1.12 per diluted share), net of tax, for the current quarter. Cash and cash equivalents at the end of December 2013 were $294.7 million.

“In completing the sale of the Hankinson ethanol plant for a premium price, we delivered on our commitment to rationalize non-core assets,”  said President and CEO Andrew Clyde.  “We continue to see non-tobacco growth expand through our innovative promotions and larger stores.  We opened 18 stores in the quarter including 14 of our new format 1,200 sq. ft. stores. This includes our milestone 1,200th store in mid December in our hometown of El Dorado, Arkansas. Our financial position remains very strong.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $78.2 million for the three month period ended December 31, 2013, compared to $114.8 million for the same period in 2012.

Total retail fuel volumes were 966.7 million gallons in the 2013 quarter compared to 1,032.0 million gallons in the comparable 2012 quarter, an overall decrease of 6.3%.    Retail fuel volumes sold on an APSM basis were 270,024 gallons in the 2013 period compared to 297,465 gallons in the 2012 period,  a decrease of 9.2%.   The decrease in volumes is primarily due to no repeat of the $0.10/$0.15 per gallon discount program with Walmart at our Murphy USA sites which occurred for almost all of the fourth quarter of 2012.   Retail fuel margins (before credit card expenses) were 10.4 cents per gallon (cpg) in the 2013 quarter compared to 14.1 cpg in the 2012 period, a decrease of 3.7 cpg.  Volumes and margins were both impacted during the period by a rising wholesale price environment compared to a sharp decline in the prior year that was favorable to the business.  Total product supply and wholesale margin dollars excluding RINs were $27.9 million in the 2013 period compared to $35.4 million in the same period of 2012.  The 2013 amount includes a charge of $13.4 million related to a LIFO decrement on certain products at year-end.  These product supply and wholesale margin dollars do not include $5.2 million and $4.4 million of combined operating expense and SG&A costs for the three months ended December 31, 2013 and 2012, respectively. Also impacting operating income for the three months ended December 31, 2013, was income generated by the sale of RINs of $16.6 million compared to $2.0 million in the 2012 period.  During the current period, 53 million RINs were sold at an average selling price of $0.31 per RIN.  We use our product supply and wholesale positions to ensure ratable low-cost supply for our retail business and to capture higher total contributions including recognizing a higher level of RINs through blending.

For the current quarter, merchandise revenues were $533.8 million compared to $536.8 million for the 2012 period, a decrease of $3.0 million.  Merchandise margins for the quarter ended December 31, 2013 averaged 13.3% compared to 13.0%  for the same period in 2012, an increase of 0.3% in margin.   Non-tobacco products showed a marked increase in both margin dollars and percentage of total sales as certain promotions with candy and beverages among other categories showed favorable results in the current year period.  For the current quarter, total non-tobacco margin dollars increased 13.8% primarily due to increased margins in the candy, beverage, alternative snack, and lottery/lotto categories.    On an APSM basis, total merchandise sales were down 3.6% with tobacco products down 6.1%,  partially offset by a 7.3% increase in non-tobacco sales.  Total margin dollars on an APSM basis for the quarter were down 1.8% with tobacco margin dollars down 8.1%, mostly offset by an increase in non-tobacco margin dollars of 10.2%.

Station and other operating expenses were $125.3 million for the quarter ended December 31, 2013, compared to $122.4 million for the same period in 2012.  On an APSM basis, these expenses declined 2.4% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis declined in the current quarter 2.7% compared to the same period in the prior year.  Credit card expenses were lower on an APSM basis in the current period due in part to lower sales prices, lower volumes and a change in mix of payment types.  Selling, general and administrative expenses in the current quarter were $27.6 million compared to $25.9 million in the same period of 2012.  The 2013 quarter included $1.1 million of spin-related and other one-time, nonrecurring costs.

In December 2013, the Company closed on the sale of its wholly-owned subsidiary, Hankinson Renewable Energy, LLC which owned and operated the Hankinson, North Dakota ethanol plant.  As a result of this sale, the historical operating results of Hankinson and the gain on the sale were reclassified to discontinued operations for all periods presented.   Discontinued operations generated income of $64.2 million, net of tax of $34.5 million, for the recently completed quarter. The current quarter included a gain on sale of Hankinson of $52.5 million, net of tax of $28.3 million.  Operating profits of the Hankinson plant prior to the sale during the quarter were $11.7 million, net of tax, compared to $1.0 million in the 2012 quarter.

The Company’s remaining ethanol plant in Hereford, Texas, was profitable for Q4 2013 generating $2.8 million in net income compared to a net loss of $40.5 million in Q4 2012, which included an impairment charge of $39.6 million, net of tax.  The improved results at Hereford in the current quarter were the result of higher crush spreads and improved yields at the plant due to some technical changes and upgrades undertaken in recent periods.

Capital expenditures for continuing operations for the quarter ended December 31, 2013, were $42.9 million compared to $35.2 million in 2012.  Of those capital expenditures,  $38.1 million were for retail growth with $2.8 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  Cash flow from operating activities were a negative $13.3 million in the current quarter compared to $108.8 million in the same period in 2012.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was negative $56.2 million compared to a positive $73.6 million in the prior year period.  The large decrease in the current period was due to increased inventory purchases for the period to build back to inventory levels typical for yearend following large liquidations late in third quarter 2013 as prices were falling.

Full year results

For the year 2013, the Company reported net income of $235.0 million or $5.02 per diluted share on $18.1 billion in revenues.  Net income was $83.6 million (or $1.79 per diluted share) for the same period ended December 31, 2012, on $19.3 billion in revenues.  Average retail fuel prices for 2013 (including taxes) were $3.32 per gallon versus $3.42 per gallon in 2012.  The results in the current year were primarily driven by slightly higher retail fuel margins which were more than offset by lower fuel volumes, increased values received from the sale of RINs compared to the prior year and improved earnings from the two ethanol facilities plus the gain on the sale of the Hankinson plant and no repeat of the 2012 impairment of the Hereford ethanol plant.  Income from continuing operations was $156.3 million (or  $3.34 per diluted share in 2013) compared to $86.4 million and $1.85 per diluted share in 2012.  Income from discontinued operations was $78.7 million, net of tax, which included a gain on sale of $52.5 million, net of tax, for 2013.

Adjusted EBITDA from continuing operations was $340.1 million for the full year 2013 compared to $285.0 million for 2012.

Total retail fuel volumes sold were 3.80 billion gallons in both 2013 and 2012.  Average fuel volumes were 268,458 gallons per store month in 2013 compared to 277,001 gallons per store month in 2012, a decrease of 3.1%.    The decrease in volumes is partially due to one fewer

month of the $0.10/$0.15 per gallon discount program with Walmart at our Murphy USA sites in 2013 compared to 2012.  Retail fuel margins (before credit card expenses) were 13.0 cpg in 2013 compared to 12.9 cpg in 2012, an increase of 0.1 cpg.  Volumes were also lower and margins were essentially flat in the current year due to a less favorable wholesale price environment over the prior year and overall weaker consumer demand.  Total product supply and wholesale margin dollars excluding RINs were  $54.2 million in the year ended December 31, 2013 compared to $65.1 million in 2012.  These product supply and wholesale margin dollars do not include $20.0 million and $18.5 million of combined operating expense and SG&A costs for the years ended December 31,  2013 and 2012, respectively.  Also impacting operating income for the year ended December 31, 2013, was income generated by RINs sales of $91.4 million compared to $8.9 million in 2012.  During 2013, 171 million RINs were sold at an average selling price of $0.53 per RIN.

For the current year, merchandise revenues were $2.16 billion compared to $2.14 billion for 2012, an increase of $15 million, or 0.7%.  For 2013, merchandise sales had a margin of 13.1% compared to 13.5% for the prior year.  The primary reason for the decrease in merchandise margin for the current period was continued competitive pressure on margins for cigarettes.  Total non-tobacco sales revenues increased 9.8% and related margin dollars increased 7.0% year over year.  Categories showing the most improvement in the current year include beverages, candy, salty snacks, and lottery/lotto. On an APSM basis, total merchandise sales were down 2.5% with tobacco products down 4.5%, partially offset by a 6.3% increase in non-tobacco sales.  Total margin dollars on an APSM basis for the year were down 5.5% with tobacco margin dollars down 10.3%, partially offset by a 3.6% increase in non-tobacco margin dollars.

Station and other operating expenses were $493.7 million for the year ended December 31, 2013, compared to $480.1 million for the same period in 2012.  On an APSM basis, these expenses were virtually flat period over period.  Excluding credit card expenses, station operating expenses on an APSM basis increased only 1.9% over the prior year.  Selling, general and administrative expenses in the current period were $133.0 million compared to $113.1 million in 2012.  The 2013 period included $15.4 million of spin-related and other one-time, nonrecurring costs.

The Company’s remaining ethanol plant in Hereford, Texas, had net income in 2013 of $2.9 million compared to a net loss of $52.0 million in 2012.  The 2012 loss included an impairment charge of $39.6 million, net of tax.  The improved operating performance in the current year is the result of yield improvement projects at Hereford combined with higher current year crush spreads.

Income from discontinued operations for 2013 was  $78.7 million, net of tax, which included $52.5 million, net of tax, from the gain on sale of Hankinson while in 2012, discontinued operations resulted in a loss of $2.8 million.

Capital expenditures from continuing operations for the year ended December 31, 2013, were  $171.5 million compared to $104.5 million in 2012.  Of the capital expenditures for 2013, $141.2 million were for retail growth with $17.8 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  For the year ended December 31, 2013, the Company’s free cash flow was  $192.2 million compared to $132.9 million in 2012.

Station Openings

During 2013, Murphy USA opened 39 retail locations; 18 of these sites opened during Q4 2013.  Also, during the year one location was closed due to the relocation of the adjacent Walmart store.  Through mid-February 2014, the Company has opened an additional five sites.   With the addition of these stores in 2014, Murphy USA has 1,208 total locations in operation that include 1,022 Murphy USA sites and 186 Murphy Express sites.  We also have 15 sites currently under construction that will add to our network in the near future.  Of these in-process stores, most are our new 1,200 sq. ft. or larger format.

Cash Flow and Financial Resources

For the year ended December 31, 2013, cash flow provided by operating activities equaled $356.7 million.  Of this amount, $307.0 million was cash provided by continuing operations.  The increase in cash provided by operating activities over 2012 of $237.4 million was due to decreases in working capital and higher net income in the current period.  The total cash flow provided by operating activities included $49.7 million of cash flows from discontinued operations in 2013 and $1.1  million in 2012. Cash flows provided by investing activities in 2013 were $12.9 million which consisted primarily of $164.5 million of capital expenditures for property additions (including $63.1 million for land purchases) while the 2012 period used cash of $112.1 million, of which $104.5 million was capital expenditures for property additions.  Cash flows used in financing activities were  $132.2 million in 2013 compared to cash used in financing activities of $104.9 million in 2012.

At December 31, 2013, we had $294.7 million in cash and cash equivalents on hand and had no borrowings under our asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013.  Using December 31, 2013 information, the borrowing base has been recalculated at $390.1 million in January 2014 and remains undrawn.  Total debt at December 31, 2013 of $561.6 million consisted primarily of the $500.0 million in senior unsecured notes due in 2023 and the $70.0 million remaining amount on our term loan due in 2016.  During the fourth quarter of 2013, management repaid $80.0 million of the term loan including $65.0 million in late December 2013 using proceeds from the Hankinson sale as required by the terms of the credit agreement.

"We closed 2013 with a strong finish in executing our key strategies: growing new larger format sites; expanding non-tobacco gross margins; keeping a lean cost structure; divesting non-core assets and strengthening our financial position for future growth." said Mr. Clyde.   "We are excited to enter 2014 with momentum in these key focus areas.”

Earnings Call Information

The Company will host a conference call on February 20, 2014, at 10:00 a.m. Central time to discuss fourth quarter and year-end 2013 results.  The conference call numbers are 1 (877) 291-1367 and the conference number is 42952758. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through February 24, 2014, by dialing 1(855) 859-2056 and referencing conference number 42952758.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated financial outlook for the fiscal year ending December 31, 2014, anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Form 10 Registration Statement, our Form 10-Q for the three and nine months ended September 30, 2013, and our Form 10-K for the year ended December 31, 2013 (to be filed with the SEC) contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

I

Murphy USA Inc.

Consolidated and Combined Statements of Income and Comprehensive Income

(Unaudited, except year ended December 31, 2012)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Thousands of dollars except per share amounts)	2013	2012	2013	2012
Revenues
Petroleum product sales (a)	$3,589,171	$4,282,680	$15,560,317	$16,854,985
Merchandise sales	533,793	536,822	2,159,466	2,144,347
Ethanol sales and other	72,011	77,656	363,552	301,976
Total revenues	4,194,975	4,897,158	18,083,335	19,301,308
Costs and operating expenses
Petroleum product cost of goods sold (a)	3,460,195	4,101,422	15,009,955	16,298,316
Merchandise cost of goods sold	462,858	466,823	1,877,630	1,855,641
Ethanol cost of goods sold	40,870	65,706	228,899	269,168
Station and other operating expenses	125,273	122,427	493,703	480,109
Depreciation and amortization	19,395	18,572	74,130	71,740
Impairment of assets	-	60,988	-	60,988
Selling, general and administrative	27,611	25,947	132,999	113,122
Accretion of asset retirement obligations	275	244	1,096	980
Total costs and operating expenses	4,136,477	4,862,129	17,818,412	19,150,064
Income from operations	58,498	35,029	264,923	151,244
Other income (expense)
Interest income	11	104	1,099	172
Interest expense	(9,669)	(124)	(14,509)	(384)
Gain on sale of assets	15	(1,168)	5,995	(1,005)
Other nonoperating income	95	69	169	91
Total other income (expense)	(9,548)	(1,119)	(7,246)	(1,126)
Income before income taxes	48,950	33,910	257,677	150,118
Income tax expense	19,477	15,851	101,351	63,704
Income from continuing operations	29,473	18,059	156,326	86,414
Income from discontinued operations, net of income taxes	64,156	1,000	78,707	(2,846)
Net Income and Comprehensive Income	$93,629	$19,059	$235,033	$83,568

Earnings per share - basic:
Income from continuing operations	$0.63	$0.39	$3.34	$1.85
Income from discontinued operations	1.37	0.02	1.68	(0.06)
Net income - basic	$2.00	$0.41	$5.03	$1.79

Earnings per share - diluted:
Income from continuing operations	$0.63	$0.39	$3.34	$1.85
Income from discontinued operations	1.37	0.02	1.68	(0.06)
Net income - diluted	$2.00	$0.41	$5.02	$1.79

Weighted-average shares outstanding:
Basic	46,743	46,743	46,743	46,743
Diluted	46,879	46,743	46,858	46,743

Supplemental information:
(a) Includes excise taxes of:	$464,963	$531,512	$1,884,035	$1,962,660

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended December 31,		Year Ended December 31,
Marketing Segment	2013	2012	2013	2012

Revenues
Petroleum product sales	$3,589,171	$4,282,680	$15,560,317	$16,854,985
Merchandise sales	533,793	536,822	2,159,466	2,144,347
Other	17,309	2,962	94,298	11,708
Total revenues	$4,140,273	$4,822,464	$17,814,081	$19,011,040

Costs and operating expenses
Petroleum products cost of goods sold	3,460,195	4,101,422	15,009,955	16,298,316
Merchandise cost of goods sold	462,858	466,823	1,877,630	1,855,641
Station and other operating expenses	116,195	114,185	460,475	447,102
Depreciation and amortization	18,419	17,384	71,253	66,913
Selling, general and administrative	27,282	25,118	129,600	109,532
Accretion of asset retirement obligations	275	244	1,096	980
Total costs and operating expenses	$4,085,224	$4,725,176	$17,550,009	$18,778,484

Income from operations	55,049	97,288	264,072	232,556

Other income (expense)
Gain (loss) on sale of assets	15	(1,168)	5,995	(1,005)
Other nonoperating income (loss)	95	69	169	91
Total other income (expense)	$110	$(1,099)	$6,164	$(914)

Income from continuing operations
before income taxes	55,159	96,189	270,236	231,642
Income tax expense	22,008	37,751	106,223	92,059
Income from continuing operations	$33,151	$58,438	$164,013	$139,583

Gallons sold per store month	270,024	297,465	268,458	277,001
Fuel margin (cpg)	10.4	14.1	13.0	12.9
Fuel margin $ per store month	$28,192	$41,994	$34,998	$35,815

Total tobacco sales revenue per store month	$118,603	$126,297	$122,094	$127,785
Total non-tobacco sales revenue per store month	30,497	28,434	30,455	28,644
Total merchandise sales revenue per store month	$149,100	$154,731	$152,549	$156,429

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Merchandise margin $ per store month	$19,814	$20,176	$19,909	$21,061
Merchandise margin as a percentage of merchandise sales	13.3%	13.0%	13.1%	13.5%

Store count at end of period	1,203	1,165	1,203	1,165
Average retail sites open during the period (store months)	1,193	1,156	1,180	1,142

Murphy USA Inc.

Consolidated and Combined Balance Sheets

	December 31,
(Thousands of dollars)	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$294,741	$57,373
Accounts receivable—trade, less allowance for doubtful accounts
of $4,456 in 2013 and $4,576 in 2012	193,181	529,023
Inventories, at lower of cost or market	179,055	217,394
Prepaid expenses	15,439	18,172
Total current assets	682,416	821,962
Property, plant and equipment, at cost less accumulated depreciation and amortization of $655,360 in 2013 and $590,568 in 2012	1,190,723	1,169,960
Deferred charges and other assets	8,103	543
Total assets	$1,881,242	$1,992,465

Liabilities and Stockholders' Equity/Net Investment
Current liabilities
Current maturities of long-term debt	$14,000	$46
Trade accounts payable and accrued liabilities	433,228	705,487
Income taxes payable	79,289	15,605
Deferred income taxes	-	12,771
Total current liabilities	526,517	733,909
Long-term debt	547,578	1,124
Deferred income taxes	114,932	129,825
Asset retirement obligations	17,130	15,401
Deferred credits and other liabilities	18,749	7,755
Total liabilities	1,224,906	888,014

Stockholders' Equity/Net Investment
Preferred Stock, par $0.01, (authorized 20,000,000 shares,
none outstanding)	-	-
Common Stock, par $0.01, (authorized 200,000,000 shares at
December 31, 2013, 46,743,633 shares issued and
outstanding at December 31, 2013)	467	-
Additional paid in capital (APIC)	548,293	-
Net investment by parent	-	1,104,451
Retained earnings	107,576	-
Total stockholders' equity/net investment	656,336	1,104,451
Total liabilities and stockholders' equity/net investment	$1,881,242	$1,992,465

Murphy USA Inc.

Consolidated and Combined Statement of Cash Flows

(Unaudited, except year ended December 31, 2012)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Thousands of dollars)	2013	2012	2013	2012
Operating Activities
Net income	$93,629	$19,059	$235,033	$83,568
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations	(64,156)	(1,000)	(78,707)	2,846
Depreciation and amortization	19,395	18,572	74,130	71,740
Impairment of assets	-	60,988	-	60,988
Amortization of deferred major repair costs	175	63	575	163
Deferred and noncurrent income tax charges (credits)	6,095	(7,086)	(7,262)	(16,463)
Accretion on discounted liabilities	275	244	1,096	980
Pretax gains from sale of assets	(15)	1,168	(5,995)	1,005
Net decrease in noncash operating working capital	(83,690)	12,201	74,865	32,552
Other operating activities-net	1,319	(1,692)	13,215	(1,087)
Net cash provided by (required by) continuing operations	(26,973)	102,517	306,950	236,292
Net cash provided by (required by) discontinued operations	13,715	6,317	49,748	1,135
Net cash provided by (required by) operating activities	(13,258)	108,834	356,698	237,427
Investing Activities
Property additions	(42,941)	(35,209)	(164,536)	(104,496)
Proceeds from sale of assets	39	170	6,113	364
Expenditures for major repairs	54	-	(726)	(250)
Other investing activities-net	-	(49)	52	-
Investing activities of discontinued operations
Sales proceeds	173,118	6,791	173,118	-
Other	(375)	(7,706)	(1,129)	(7,706)
Net cash provided by (required by) investing activities	129,895	(36,003)	12,892	(112,088)
Financing Activities
Repayments of long-term debt	(81,136)	(11)	(81,170)	(42)
Additions to long-term debt	-	-	641,250	-
Cash dividend to former parent	-	-	(650,000)	-
Debt issuance costs	(44)	-	(6,693)	-
Net distributions to parent	(3,215)	(79,763)	(35,609)	(104,811)
Net cash provided by (required by) financing activities	(84,395)	(79,774)	(132,222)	(104,853)
Net increase in cash and cash equivalents	32,242	(6,943)	237,368	20,486
Cash and cash equivalents at beginning of period	262,499	64,316	57,373	36,887
Cash and cash equivalents at end of period	$294,741	$57,373	$294,741	$57,373

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three months and years ended December 31, 2013 and 2012.  EBITDA means net income (loss) plus or minus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(Thousands of dollars)	2013	2012	2013	2012

Net income	$93,629	$19,059	$235,033	$83,568

Income taxes	19,477	15,851	101,351	63,704
Interest expense, net of interest income	9,658	20	13,410	212
Depreciation and amortization	19,395	18,572	74,130	71,740
EBITDA	142,159	53,502	423,924	219,224

(Income) loss from discontinued operations	(64,156)	(1,000)	(78,707)	2,846
Impairment of properties	-	60,988	-	60,988
Accretion of asset retirement obligations	275	244	1,096	980
Gain on sale of assets	(15)	1,168	(5,995)	1,005
Other nonoperating income	(95)	(69)	(169)	(91)
Adjusted EBITDA	$78,168	$114,833	$340,149	$284,952

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended December 31,		Years Ended December 31,
(Thousands of dollars)	2013	2012	2013	2012

Net cash provided by (required by) operating activities	$(13,258)	$108,834	$356,698	$237,427
Payments for property and equipment	(42,941)	(35,209)	(164,536)	(104,496)
Free cash flow	(56,199)	73,625	192,162	132,931